Pricing Supplement Dated June 3, 1999          Rule 424(b)(3)
(To Prospectus dated October 19, 1995 and      File No. 33-61957
Prospectus Supplement dated April 2, 1998)

THE BANK OF NEW YORK COMPANY, INC.

Subordinated Medium-Term Notes Series C
(U.S. $ Fixed Rate)
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Trade Date: June 3, 1999       Original Issue Date: June 22, 1999
Principal Amount: $25,000,000  Net Proceeds to Issuer: $25,000,000
Issue Price: 100.00%           Agent's Capacity:
Selling Agent's                x Principal Basis      Agency Basis
Commission/Discount: 0.00%
Interest Rate: 7.00% per annum   Interest Payment Dates: Semi-
Maturity Date: June 22, 2009     annually on every June 22 and December
                                 22, Commencing December 22, 1999
__________________________________________________________________
Form:      x   Book Entry
               Certificated

Redemption:
               The Notes cannot be redeemed prior to maturity
          x The Notes may be redeemed prior to maturity on June 22, 2002 and on any December 22 or June 22 thereafter with 30 calendar days notice.

     Initial Redemption Date: June 22, 2002

     Initial Redemption Percentage: 100%

     Annual Redemption Percentage Reduction: N/A

Repayment:

         x     The Notes cannot be repaid prior to maturity
               The Notes can be repaid prior to maturity at the option of the holder of the Notes

     Optional Repayment Date:  N/A

     Optional Repayment Price:  N/A

Discount Note:      Yes     x   No

The covenant defeasance provisions of the Indenture described under "Description of Debt Securities -- Defeasance and Covenant
Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Salomon Smith Barney
(the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution."
The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent.
The net proceeds to the Company will be $25,000,000.

                       Salomon Smith Barney